Exhibit 99.1

Contact:	David W. Gryska	Tim Smith
	Senior Vice President and	Director
	Chief Financial Officer	Investor Relations
	Celgene Corporation	Celgene Corporation
	(908) 673-9059	(908) 673-9951
CELGENE/ABRAXIS RECEIVE VERBAL CONFIRMATION OF EARLY TERMINATION OF HART-SCOTT-RODINO (HSR) 30-DAY WAITING PERIOD
SUMMIT, NJ — (August 4, 2010) — Celgene Corporation (NASDAQ: CELG) today announced that it has received verbal confirmation of early termination of the Hart-Scott-Rodino Act (HSR) 30-day waiting period without the United States Federal Trade Commission (FTC) requesting additional information with regard to Celgene’s pending acquisition of Abraxis Bioscience, Inc. (NASDAQ: ABII).
Celgene anticipates that the transaction will be completed in the third or fourth quarter of 2010.
About Celgene
Celgene Corporation, headquartered in Summit, New Jersey is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.
About Abraxis BioScience, Inc.
Abraxis BioScience is a fully integrated global biotechnology company dedicated to the discovery, development and delivery of next-generation therapeutics and core technologies that offer patients safer and more effective treatments for cancer and other critical illnesses. The company’s portfolio includes chemotherapeutic compound (ABRAXANE), which is based on the company’s proprietary tumor targeting technology known as the nab® platform. The first FDA approved product to use this nab platform, ABRAXANE, was launched in 2005 for the treatment of metastatic breast cancer and is now approved in 39 countries. The company continues to expand the nab platform through a robust clinical program and deep product pipeline. Abraxis trades on the NASDAQ Global Market under the symbol ABII. For more information about the company and its products, please visit http://www.abraxisbio.com.
This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the company’s control. The company’s actual results, performance, or achievements could be materially different from those projected by these forward-looking statements. The factors that could cause actual results, performance, or achievements to differ from the forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, such as the company’s Form 10-K, 10-Q and 8-K reports. Given these risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements.